Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 of Offshore Group Investment Limited (Reg. No. 333-185117) of our reports dated February 15, 2013, with respect to the consolidated financial statements of Vantage Drilling Company and Subsidiaries (the “Company”) as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, and to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, which appear in this Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ UHY LLP

Houston, Texas

February 15, 2013